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                                                                    EXHIBIT 99.2

             ATRIA ADOPTS SHAREHOLDER PROTECTION RIGHTS AGREEMENT

LOUISVILLE, Ky. --(BUSINESS WIRE)--Feb. 16, 1998-- Atria Communities, Inc. (Nasdaq/NM:ATRC - news) today announced that it adopted a shareholder protection rights agreement on February 15, 1998 designed to enhance the ability of all shareholders to realize the long-term value of their investment in the Company.

The rights plan provides that one preferred stock purchase right will be distributed as a dividend on each outstanding share of common stock of the Company held of record as of the close of business on February 28, 1998.

W. Patrick Mulloy, II, President and Chief Executive Officer of the Company, stated, "The rights plan does not prevent a takeover, but it is designed to protect shareholders' interests by encouraging anyone seeking control of the Company to negotiate with the Board of Directors." A spokesman also noted that such plans have been adopted by a significant number of public corporations in recent years. The action came after consultation with legal and other advisors.

Each right will entitle holders of a share of common stock to purchase one one-hundredth of a share of a new series of junior participating preferred stock of the Company at an exercise price of $100. Each such fractional share of preferred stock is equivalent in voting power to one share of Company common stock and would be paid dividends equal to the dividends paid on each share of common stock. The rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's common stock, or announces a tender or exchange offer upon consummation of which, such person or group would beneficially own 15% or more of the common shares of the Company. The rights are not triggered by present beneficial holders of 15% or more of the common stock or by any person who becomes a beneficial holder of common stock solely as a result of acquiring not more than 10,000,000 shares of common stock from Vencor, Inc., in each case unless any such holder subsequently increases its beneficial holdings.

If the rights are triggered, then each right not owned by the person or group entitles its holder to purchase shares of Company common stock at the right's then current exercise price (or in certain circumstances as determined by the Company, a combination of cash, property, common shares or other securities), having a value of twice the right's exercise price of $100. (For example, at a market price of $20 per share, each right would entitle its holder to purchase approximately 10 shares of Company common stock.) For purposes of determining the value of the participating preferred stock, each one one-hundredth of a share will be considered to be equivalent in value to one share of Company common stock.

In addition, if the Company is involved in a merger or business combination transaction with another person in which the Company is not the surviving corporation, each right that has not previously been exercised will entitle its holder to purchase, at the right's then-current exercise price, common shares of such other person having a value of twice the right's exercise price.

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The Company may terminate the rights at any time until the close of business on the tenth business day following an announcement by the Company that a person or group has become the beneficial owner of 15% or more of the Company's common stock.

Details of the shareholder protection rights agreement are outlined in a letter which will be mailed to all shareholders of record at the close of business on February 28, 1998.

Atria, based in Louisville, Kentucky, is a leading national provider of assisted and independent living services for the elderly. The Company currently operates 50 communities in 19 states with a resident capacity of 5,083 units, including 2,344 assisted living units, 2,407 independent living units and 332 skilled nursing beds. Atria has 43 additional communities currently under development.

Forward-looking statements contained in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially. Certain risks are detailed in the Company's reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.
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Contact:

        Atria Communities
        J. Timothy Wesley
        Chief Financial Officer, Vice President of Development
         and Secretary
        502/719-1650







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